Exhibit 99.1

Phathom Pharmaceuticals Reports First Quarter 2020 Results

Florham Park, N.J., May 12, 2020 – Phathom Pharmaceuticals, Inc. (Nasdaq: PHAT), a late clinical-stage biopharmaceutical company focused on developing and commercializing novel treatments for gastrointestinal diseases, today reported financial results for the first quarter of 2020.

“As previously announced, we temporarily paused new patient randomization in our PHALCON-HP and PHALCON-EE Phase 3 studies of vonoprazan due to the COVID-19 pandemic during the first quarter of 2020,” said Terrie Curran, President and Chief Executive Officer of Phathom Pharmaceuticals. “Prior to the pause, we were pleased with trial enrollment and subsequently have been working with our clinical trial sites on a plan to restart randomization when safe to do so. We are encouraged by the guidelines recently released by the American Society of Gastrointestinal Endoscopy (ASGE) with respect to resuming endoscopies, and are closely monitoring the evolving public health environment, including national and state guidance for easing previously imposed restrictions. Everyone at Phathom thanks all of the healthcare workers, essential personnel, scientists, and others who continue to work tirelessly to combat COVID-19 and serve our communities.”

First Quarter 2020 Financial Results:

•	First quarter 2020 net loss was $20.1 million compared to $1.3 million for first quarter 2019.

•	First quarter 2020 net loss included non-cash charges related to stock-based compensation of $0.6 million and change in fair value of warrant liabilities of ($0.1) million.

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First quarter 2020 research and development expenses increased to $15.9 million compared to $0.4 million for first quarter 2019 as a result of the in-licensing of vonoprazan in the second quarter of 2019.

•	First quarter 2020 general and administrative expenses increased to $4.5 million compared to $0.8 million for first quarter 2019 due to the ongoing buildout of administrative and commercial functions.

•	As of March 31, 2020, cash and cash equivalents were $256.7 million.

PHALCON-EE and PHALCON-HP Clinical Trial Status:

During the first quarter of 2020, Phathom temporarily paused new patient randomization in its PHALCON-EE and PHALCON-HP clinical trials. The decision was not based on any study-related COVID-19 infections or other safety events but rather in support of global efforts to combat the SARS-CoV-2 coronavirus. Phathom has been actively working with clinical trial sites to ensure uninterrupted clinical trial supply, support the continuation of patients who were already enrolled in the PHALCON-EE and PHALCON-HP trials prior to the randomization pause, and develop plans to resume new patient randomization. Phathom is monitoring the continuing evolution of the COVID-19 pandemic, and any decision to allow randomization of new patients at a site will be contingent on a number of factors including restrictions imposed by national, state, and local governments as well as ASGE guidelines and other prevailing professional guidelines.

About Vonoprazan

Vonoprazan is an oral small molecule potassium-competitive acid blocker (P-CAB). P-CABs are a novel class of medicines that block acid secretion in the stomach. Vonoprazan has shown the potential to have rapid, potent, and durable anti-secretory effects as a single agent in the treatment of gastroesophageal reflux disease (GERD) and in combination with antibiotics for the treatment of Helicobacter pylori (H.

pylori) infection. The U.S. Food and Drug Administration (FDA) has designated vonoprazan as a qualified infectious disease product (QIDP) and awarded Fast Track status for the treatment of H. pylori infection in combination with both amoxicillin and clarithromycin and with amoxicillin alone. Phathom in-licensed the U.S., European, and Canadian rights to vonoprazan from Takeda, which completed 18 Phase 3 trials for vonoprazan and received marketing approval in 13 countries in Asia and Latin America.

About PHALCON-EE

PHALCON-EE is a randomized, double-blind, two-phase, multicenter Phase 3 trial that is planned to enroll approximately 1,000 patients with erosive esophagitis (EE) in the U.S. and Europe. The first phase of the trial is evaluating the efficacy and safety of vonoprazan 20 mg administered once-daily (QD) compared to lansoprazole 30 mg QD for the healing of EE for up to eight weeks. The second phase of the trial is evaluating the efficacy and safety of vonoprazan 10 mg QD and 20 mg QD compared to lansoprazole 15 mg QD for the maintenance of healing of EE for 24 weeks. Both phases are also evaluating heartburn symptoms.

About PHALCON-HP

PHALCON-HP is a randomized, multicenter, Phase 3 trial that is planned to enroll approximately 975 patients with H. pylori infection. Participants are being randomized 1:1:1 to one of three arms: vonoprazan 20 mg administered twice a day (BID) and amoxicillin 1g administered three times a day (TID); vonoprazan 20 mg BID, amoxicillin 1 g BID and clarithromycin 500 mg BID; and lansoprazole 30 mg BID, amoxicillin 1 g BID and clarithromycin 500 mg BID. Each treatment regimen is being administered for 14 days. PHALCON-HP is evaluating the percentage of patients with successful eradication of H. pylori infection.

About Phathom

Phathom Pharmaceuticals is a biopharmaceutical company focused on the development and commercialization of novel treatments for gastrointestinal diseases and disorders. Phathom has licensed the exclusive rights in the United States, Europe, and Canada to vonoprazan, a novel potassium competitive acid blocker (P-CAB) in late-stage development for the treatment of acid-related disorders. For more information about Phathom, visit the company’s website at www.phathompharma.com or follow us on LinkedIn at www.linkedin.com/company/phathompharma.

Forward Looking Statements

Phathom cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding when we expect to restart enrolling new patients in the Phase 3 clinical trials of vonoprazan; the expected availability of vonoprazan to be delivered to clinical trial sites; and the potential to receive regulatory and exclusivity benefits as a result of QIDP and Fast Track designations. The inclusion of forward-looking statements should not be regarded as a representation by Phathom that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Phathom’s business, including, without limitation: the timing of restarting enrollment of new patients, and the rate of patient enrollment in PHALCON-EE and PHALCON-HP due to the COVID-19 pandemic is highly uncertain due to factors outside our control; potential additional delays in the commencement, enrollment and completion of clinical trials; patients already enrolled in PHALCON-EE and PHALCON-HP may not complete the clinical trials or public health conditions and governmental restrictions may lead us to stopping such trials all together, which may adversely impact our trial results and development plans; our dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; regulatory developments in the United

States and foreign countries; unexpected adverse side effects or inadequate efficacy of vonoprazan that may limit its development, regulatory approval and/or commercialization, or may result in recalls or product liability claims; QIDP and Fast Track designations may not actually lead to a faster development or regulatory review or extended exclusivity, and would not assure FDA approval of vonoprazan; our ability to obtain and maintain intellectual property protection for vonoprazan; our ability to comply with our license agreement with Takeda; our ability to maintain undisrupted business operations due to the recent spread of the COVID-19 coronavirus, including delaying or otherwise disrupting our clinical trials, manufacturing and supply chain, and other risks described in the company’s prior press releases and the Company’s filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Phathom undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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CONTACTS

Joe Hand

1-877-742-8466

info@phathompharma.com

Media Contact:

Nick Benedetto

1-877-742-8466

media@phathompharma.com

Investor Contact:

Patti Bank

Westwicke Partners

415-513-1284

patti.bank@westwicke.com

PHATHOM PHARMACEUTICALS, INC.

Statements of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2020	2019
Operating expenses:
Research and development (includes related party amounts of $404 and $0, respectively)	$15,865	$429
General and administrative (includes related party amounts of $43 and $(29), respectively)	4,510	797

Total operating expenses	20,375	1,226

Loss from operations	(20,375)	(1,226)

Other income (expense):
Interest income	878	—
Interest expense (includes related party amounts of $(0) and $(11), respectively)	(738)	(11)
Change in fair value of warrant liabilities	95	—
Change in fair value of convertible promissory notes (includes related party amounts of ($0) and ($14), respectively)	—	(14)
Other income (expense)	(1)	—

Total other income (expense)	234	(25)

Net loss	$(20,141)	$(1,251)

Net loss per share, basic and diluted	$(0.62)	$(0.19)

Weighted-average shares of common stock outstanding, basic and diluted	32,470,402	6,585,503

PHATHOM PHARMACEUTICALS, INC.

Balance Sheets

(Unaudited)

(in thousands, except share and par value amounts)

	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$256,672	$243,765
Prepaid expenses and other current assets	5,155	11,836

Total current assets	261,827	255,601
Property, plant and equipment, net	768	463
Operating lease right-of-use assets	939	933
Other long-term assets	381	181

Total assets	$263,915	$257,178

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable (including related party amounts of $112 and $200, respectively)	$1,187	$699
Accrued expenses (including related party amounts of $177 and $308, respectively)	3,004	2,319
Accrued interest	237	156
Operating lease liabilities, current	148	161
Warrant liabilities	—	413

Total current liabilities	4,576	3,748
Long-term debt, net of discount	45,913	22,777
Operating lease liabilities	606	635
Other long-term liabilities	4,125	2,063

Total liabilities	55,220	29,223

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value; authorized shares — 400,000,000; issued shares — 28,964,506; outstanding shares — 25,153,553 at March 31, 2020 and 24,728,258 at December 31, 2019, respectively;	2	2
Additional paid-in capital	485,253	484,372
Accumulated deficit	(276,560)	(256,419)

Total stockholders’ equity	208,695	227,955

Total liabilities and stockholders’ equity	$263,915	$257,178